Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael Gluk (investors)
Chief Financial Officer
ArthroCare Corporation
512-391-3906

Howard Zar (media)
Porter Novelli
212-601-8084
hzar@porternovelli.com

ARTHROCARE’S FOURTH QUARTER 2006 REVENUES REACH $69.8 MILLION

—Revenues Reflect Growth in all Divisions, with Substantial Increase in Spine Business—

AUSTIN, TEXAS — February 15, 2007— ArthroCare® Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced that for the fourth quarter ended December 31, 2006 total revenues grew 18 percent compared to the same period in the prior year to $69.8 million. Revenues grew in all divisions both on a year-over-year and sequential quarter basis. Product sales growth was led by a particularly strong 46 percent increase compared to the fourth quarter of 2005 in the Company’s spine business due to improved penetration, acceptance by the surgical community and increased reimbursement.

On an as-reported basis, ArthroCare’s net income grew to $8.2 million, or $0.29 per diluted share, for the fourth quarter of 2006. This included a pre-tax $2.7 million litigation settlement partially offset by a retroactive R&D tax credit, resulting in a net expense of approximately $1.0 million, or $0.04 per diluted share.

“We are pleased to report a very successful 2006 with significant revenue and earnings growth across all business units and the accomplishment of numerous strategic milestones which position us well for 2007 and beyond,” noted Mike Baker, CEO of ArthroCare.

FOURTH QUARTER FINANCIALS

Total revenues, which include product revenues, license fees and royalties, were $69.8 million for the fourth quarter of 2006, an 18 percent increase over the $59.3 million reported in the fourth quarter of 2005 and an eight percent increase over the $64.7 million reported in the third quarter of 2006.

ArthroCare reported net income of $8.2 million, or $0.29 per diluted share, for the fourth quarter of 2006.

FAS 123R-related expenses in the fourth quarter resulted in a non-cash charge to net income for stock-based compensation of approximately $1.4 million after taxes, or $0.05 per diluted share. Excluding this required charge, non-GAAP net income for the fourth quarter would have been $9.6 million, or $0.34 per diluted share which represents an increase of 15 percent over the fourth quarter of 2005. A reconciliation of net income calculated in accordance with GAAP and non-GAAP net income measures is provided in the table below under the caption “Reconciliation of GAAP and Non-GAAP Measures.”

Q4 SUMMARY TABLE

	Q406	Q306	Q405
Product sales	$67.2 M	$62.1 M	$57.4 M
License fees, royalties and other revenues	$2.6 M	$2.6 M	$1.9 M
Total revenues	$69.8 M	$64.7 M	$59.3 M
Net income	$8.2 M	$8.7 M	$8.4 M
Diluted net income per share	$0.29	$0.31	$0.31

REVENUE

In addition to fourth quarter product sales of $67.2 million, license fees, royalties and other revenue were $2.6 million in the fourth quarter of 2006, which represents four percent of total revenue, compared to $1.9 million, or three percent of total fourth quarter 2005 revenue. International product sales represented 21 percent of product sales during the quarter.

BUSINESS UNIT PERFORMANCE

The Sports Medicine business unit produced sales growth of 11 percent during the quarter ended December 31, 2006 compared with the same period of 2005, and represented 64 percent of total product sales.

Sales in the Spine business unit during the fourth quarter of 2006 grew 46 percent compared to the same period in 2005, with spine sales representing 12 percent of product sales in the fourth quarter of 2006.

The fourth quarter increase in ENT product sales over the comparable period of last year was 25 percent, with ENT sales representing 24 percent of product sales during the quarter.

OPERATIONS

Product margin was 71 percent in the fourth quarter of 2006, compared to 70 percent in the fourth quarter of 2005. Stock-based compensation expense related to FAS 123R of approximately $0.2 million, or 0.3 points of product margin, was recognized in cost of product sales in the fourth quarter.

Operating expenses were $39.9 million in the fourth quarter, or approximately 57 percent of total revenue and included $1.7 million in stock-based compensation expense. Excluding this expense, which was not required in the fourth quarter of 2005, non-GAAP operating expenses were $38.2 million, or 55 percent of total revenue, versus $31.5 million, or 53 percent of total revenue, in the fourth quarter of 2005. Operating expenses also included a $2.7 million litigation settlement fee, which reduced operating margin by approximately 3.9 points. A reconciliation of operating expenses calculated in accordance with GAAP and non-GAAP operating expense measures is provided below in the table under the caption “Reconciliation of GAAP and Non-GAAP Measures.”

FISCAL YEAR-END 2006

For the fiscal year ended December 31, 2006, total revenues reached $263.0 million, a 23 percent increase compared with fiscal 2005 total revenues of $214.3 million. Net income for fiscal year 2006 was $31.7 million, or $1.14 per diluted share, compared to the fiscal year 2005 net income of $23.5 million, or $0.89 per diluted share. FAS 123R-related expenses in 2006 resulted in a non-cash charge to net income for stock-based compensation of approximately $5.4 million after taxes, or $0.19 per diluted share. Excluding this required charge, non-GAAP net income for 2006 would have been $37.1 million, or $1.33 per diluted share which represents an increase of 57 percent over net income reported for 2005 and earnings per share growth of 49 percent in 2006 over 2005. A reconciliation of net income calculated in accordance with GAAP and non-GAAP net income measures is provided in the table below under the caption “Reconciliation of GAAP and Non-GAAP Measures.”

BALANCE SHEET

Cash, cash equivalents and short-term investments increased $7.5 million to $30.8 million as of December 31, 2006, compared to $23.3 million at December 31, 2005, and reflected the repayment of the Company’s remaining loan balance of $20.0 million during the quarter. Inventories increased to $51.5 million from the $47.8 million reported at December 31, 2005, representing an increase of eight percent, which is significantly less than the 23 percent increase in annual sales volume. Goodwill increased from $59.2 million as of December 31, 2005 to $137.8 million at December 31, 2006. The increase is primarily due to payments made to former Opus shareholders for the satisfaction of contractual contingencies and adjustments to the purchase price of the ATI acquisition for the amount of contingent consideration issued.

BUSINESS OUTLOOK

The following statements are based on current expectations on February 15, 2007. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the Company may enter into in future periods.

ArthroCare’s business outlook for fiscal 2007 is as follows:

•	The Company expects total revenue growth of 20 percent.

•	The Company expects the Sports Medicine business unit to achieve revenue growth in the low teens.

•	ENT business unit revenue growth is expected to be at least 30 percent.

•	Spine business unit revenue growth is anticipated to be at least 50 percent.

•	The Company anticipates sequential improvement in quarterly revenue growth rates beginning in the first quarter.

•	The Company expects earnings per share growth greater than revenue growth. GAAP diluted EPS is forecasted to be in the range of $1.40 to $1.50.

•	The Company expects further improvement in both product and operating margins and for earnings to continue to grow faster than revenue.

RECENT CORPORATE DEVELOPMENTS

•

Two key papers were published in peer reviewed journals related to our spine business unit. A case series on cervical PDD by Dr. Bonaldi was published in the American Journal of Neuroradiology and is the first article published on the cervical procedure, and a case series on lumbar PDD by a neurosurgery group in Turkey was published in the Spine Journal.

•

In its recently released 2007 ENT and Bronchoscopy report, the Millennium Research Group (MRG) reported that ArthroCare has become the market share leader in the ENT market. They estimated that our share was fractionally higher than 2nd place Medtronic and approximately twice that of Gyrus ENT.

•

During the fourth quarter, the Company paid $2.75 million as part of a Settlement and License Agreement with MarcTec LLC. This agreement granted ArthroCare a non-exclusive, non-transferable, worldwide, irrevocable, perpetual license to make, have made, use import, export, market, sell, have sold, offer for sale, distribute and otherwise exploit certain products in the orthopedic field. The agreement also settles all outstanding litigation between MarcTec and ArthroCare.

•

On December 13, 2006, the Board of Directors of Arthrocare Corporation elected Terrence E. Geremski as a new director. Mr. Geremski was also named as a member of the Audit Committee. Mr. Geremski brings more than 25 years of leadership experience from various industries to ArthroCare. He recently retired as senior vice president of Finance and chief financial officer of Carpenter Technology Corporation, an international manufacturer and distributor of specialty metals and engineered products, where he served since 2001.

USE OF NON-GAAP FINANCIAL MEASURES

ArthroCare believes that to properly understand the Company’s short- and long-term financial trends, investors may wish to consider the impact of certain charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, ArthroCare management uses results of operations before certain charges to evaluate the operational performance of the Company. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

RECONCILIATION OF GAAP AND NON-GAAP MEASURES

Non-GAAP results for the three months ended December 31 , 2006 exclude stock-based compensation charges associated with the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), on January 1, 2006. A reconciliation of ArthroCare’s non-GAAP net income, non-GAAP diluted net income per share and non-GAAP operating expenses follows (unaudited, in thousands, except per share amounts):

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
GAAP net income	$8,167	$8,356	$31,675	$23,530
Stock compensation adjustments (1):
Cost of product sales	(181)	—	(618)	—
Research and development	(287)	—	(1,308)	—
Sales and marketing	(521)	—	(2,720)	—
General and administrative	(876)	—	(3,315)	—
Provision for income taxes	449	—	2,581	—

Non-GAAP net income	$9,583	$8,356	$37,055	$23,530
Diluted shares outstanding	28,115	26,710	27,900	26,407
Non-GAAP diluted net income per share	$0.34	$0.31	$1.33	$0.89

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
GAAP operating expenses	$39,895	$31,458	$143,693	$117,069
Stock compensation adjustments (1):
Research and development	(287)	—	(1,308)	—
Sales and marketing	(521)	—	(2,720)	—
General and administrative	(876)	—	(3,315)	—

Non-GAAP operating expenses	$38,211	$31,458	$136,350	$117,069

(1)	FAS 123R requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, including employee stock options and employee stock purchases related to the ESPP based on estimated grant date fair values. Therefore, the above adjustments consist of stock-based compensation and the related tax effect. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ArthroCare’s financial performance and provide comparability, as this expense was not included in the Company’s financial statements prior to January 1, 2006. The Company believes this non-GAAP presentation is information that will be useful to, and widely used by, the Company’s investors and analysts, and is relevant in assessing the Company’s operating performance.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. The call will be simultaneously Webcast by Thomson-CCBN and can be accessed on ArthroCare’s Web site at www.arthrocare.com. The Webcast will remain available through March 15, 2007. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21326187.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the Company’s stated business outlook for fiscal 2007, continued strength of the Company’s fundamental position, the strength of the Company’s technology, the Company’s belief that strategic moves will enhance achievement of the Company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the Company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the Company’s patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the Company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-Q for the quarter ended September30, 2006 and Form 10-K for the year ended December 31, 2005. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.

Financial Tables Appended

ARTHROCARE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2006	December 31, 2005	Variance	December 31, 2006	December 31, 2005	Variance
Revenues:
Product sales	$67,180	$57,394	$9,786	$253,376	$206,533	$46,843
Royalties, fees and other	2,640	1,901	739	9,625	7,801	1,824

Total revenues	69,820	59,295	10,525	263,001	214,334	48,667
Cost of product sales	19,444	17,031	(2,413)	76,838	64,206	(12,632)

Gross profit	50,376	42,264	8,112	186,163	150,128	36,035

Product Margin	71.1%	70.3%		69.7%	68.9%
Gross Margin	72.2%	71.3%		70.8%	70.0%
Operating expenses:
Research and development	5,294	5,747	453	23,247	21,015	(2,232)
Sales and marketing	26,846	20,094	(6,752)	91,915	75,302	(16,613)
General and administrative	5,903	3,947	(1,956)	21,355	12,202	(9,153)
Acquired in-process R&D (IPR&D)	—	—	—	—	2,400	2,400
Amortization of intangible assets	1,852	1,670	(182)	7,176	6,150	(1,026)

Total operating expenses	39,895	31,458	(8,437)	143,693	117,069	(26,624)
Income from operations	10,481	10,806	(325)	42,470	33,059	9,411
Interest and other expense, net	(1,048)	(507)	(541)	(1,809)	(2,336)	527

Income before income taxes	9,433	10,299	(866)	40,661	30,723	9,938
Net Operating Margin	14%	17%		15%	14%
Income tax provision	1,266	1,943	677	8,986	7,193	(1,793)

Net income	$8,167	$8,356	$(189)	$31,675	$23,530	$8,145

Basic net income per share	$0.31	$0.34	$(0.03)	$1.21	$0.97	$0.24

Shares used in computing basic net income per share	26,859	24,858		26,207	24,375
Diluted net income per common share	$0.29	$0.31	$(0.02)	$1.14	$0.89	$0.24

Shares used in computing diluted net income per share	28,115	26,710		27,900	26,407

ARTHROCARE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,531	$20,717
Short term investments	15,225	2,600
Accounts receivable, net	61,935	47,138
Inventories, net	51,542	47,834
Deferred tax assets	13,795	11,155
Prepaid expenses and other current assets	5,389	3,389

Total current assets	163,417	132,833

Property and equipment, net	36,071	32,604
Related party receivables	500	1,075
Intangible assets, net	35,982	40,901
Goodwill	137,831	59,170
Other assets	1,245	395

Total assets	$375,046	$266,978

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,993	$12,332
Accrued liabilities	26,347	6,548
Accrued compensation	7,906	11,008
Income taxes payable	2,427	4,104

Total current liabilities	49,673	33,992

Deferred taxes and other liabilities	2,870	4,092

Total liabilities	52,543	38,084

Total stockholders’ equity	322,503	228,894

Total liabilities and stockholders’ equity	$375,046	$266,978